Exhibit 23.1

To Whom It May Concern:

We hereby consent to the incorporation by reference into the Registration Statements of DeltaSoft Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated June 26, 2024 on the balance sheet of DeltaSoft Corp. as of March 31, 2024, and the related statements of operations, changes in stockholder’s equity and cash flows for the period then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

September 26, 2024

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com